Exhibit 1

6.4       Movement in equity instruments during the year (value)

This table shows details of movements in the value of equity instruments granted, vested and exercised for the CEO and Senior Executives under the relevant plans.

		Value granted(1)	Value exercised(2)	Value forfeited or lapsed(3)
Name	Type of equity instrument	$	$	$
Current executives
Gail Kelly	CEO Performance share rights	2,408,689	—	—
	Shares under the CEO Restricted Share Plan	1,749,112	n/a	—

John Arthur	Performance share rights	293,539	—	—
	Shares under Restricted Share Plan	185,871	n/a	—

Greg Bartlett	Performance share rights	389,854	—	—
	Shares under Restricted Share Plan	238,599	n/a	—

Peter Clare	Performance share rights	394,432	—	—
	Shares under Restricted Share Plan	288,855	n/a	—

Philip Coffey	Performance options	—	2,457,943	—
	Performance share rights	550,379	—	—
	Shares under Restricted Share Plan	565,151	n/a	—

Rob Coombe	Performance options	—	1,541,092	—
	Performance share rights	513,696	—	—
	Shares under Restricted Share Plan	326,528	n/a	—

Brad Cooper	Performance share rights	481,576	—	—
	Shares under Restricted Share Plan	832,099	n/a	—

George Frazis	Performance share rights	458,657	—	—
	Unhurdled share rights	220,890	1,458,736	—

Peter Hanlon	Performance options	—	2,172,664	—
	Performance share rights	394,432	292,058	—
	Shares under Restricted Share Plan	326,528	n/a	—

Bob McKinnon	Shares under Restricted Share Plan	301,412	n/a	—

Greg Targett	Performance share rights	440,300	—	—
	Shares under Restricted Share Plan	146,171	n/a	—

Rob Whitfield	Performance share rights	550,379	—	—
	Shares under Restricted Share Plan	466,173	n/a	—

Curt Zuber	Performance options	—	442,961	—
	Performance share rights	257,759	—	—
	Shares under Restricted Share Plan	592,458	n/a	—

Former executive
Ilana Atlas	Performance options	—	302,525	—
	Performance share rights	—	2,670,410	—
	Shares under Restricted Share Plan	—	n/a	—

(1)          For options and share rights, the value granted represents the number of securities granted multiplied by the fair value per instrument as set out in the table in Section 6.2. For restricted shares, the value granted represents the number of ordinary shares granted multiplied by the five day weighted average price of a Westpac ordinary share on the date the shares were granted. These values, which represent the full value of the equity-based awards made to disclosed executives in 2010, do not reconcile with the amount shown in the table in Section 6.1, which shows amortised totals of equity awards over their vesting period. The minimum total value of the grants is nil and an estimate of the maximum possible total value is the fair value, as shown above.

(2)          The value of each option or share right exercised or lapsed is calculated based on the weighted average price of Westpac ordinary shares on the ASX on the date of exercise, less the relevant exercise price (if any). Where the exercise price is greater than the five day weighted average price of Westpac ordinary shares, the value has been calculated as $Nil.

(3)          No options, share rights or restricted shares lapsed or were forfeited in 2010.